Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-226130, 333-211788, 333-186533, 333-239476, and 333-266118) and Form S-3 (File No. 333-272806) of our reports dated March 7, 2024 on (i) the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2023 and 2022 and for each of the three years in the three-year period ended December 31, 2023; and (ii) the effectiveness of internal control over financial reporting as of December 31, 2023; all of which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2023.

/s/ Mazars USA LLP

New York, New York

March 7, 2024